EXHIBIT 99.1

Yelp Reports Third Quarter 2019 Financial Results

Net revenue grew 9% year over year to $262 million, reaccelerating from Q2 2019

Fourth quarter Net revenue growth expected to accelerate to 11-13% compared to Q4 2018

$77 million returned to shareholders through share repurchases in Q3 2019

SAN FRANCISCO--(BUSINESS WIRE)--November 7, 2019--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the quarter ended September 30, 2019 in the Q3 2019 Shareholder Letter available on its Investor Relations website at www.yelp-ir.com.
“We are pleased to have reaccelerated revenue growth, while at the same time increasing Adjusted EBITDA margin, in the third quarter,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “We expect this momentum to continue in the fourth quarter, with revenue growing double-digits compared to the prior year and margin expanding significantly once again. These strong business fundamentals reinforce our confidence in our ability to achieve our long-term financial targets.”

Third Quarter 2019 Financial Highlights

•	Net revenue was $262 million, up 9% from the third quarter of 2018, consistent with the Company’s outlook, driven primarily by growth in Advertising revenue

•
Net income, which includes $7 million in fees related to shareholder activism, was $10 million, or $0.14 per diluted share, compared to Net income of $15 million, or $0.17 per diluted share, in the third quarter of 2018

•	Adjusted EBITDA[1] grew to $58 million, a 16% increase over the third quarter of 2018. Adjusted EBITDA margin increased one percentage point to 22%, also in line with the Company’s outlook

•	Cash provided by operating activities was $51 million for the third quarter of 2019, and Yelp ended the third quarter with cash, cash equivalents, and marketable securities of $417 million

•
Shares repurchased totaled approximately 2.3 million in the third quarter at an aggregate cost of $77 million, which contributed to a 14% reduction of Yelp’s outstanding shares by since the start of the year

•
Yelp expects to accelerate revenue growth and expand Adjusted EBITDA margin again in the fourth quarter of 2019. Specifically, Yelp expects Net revenue to grow 11-13% over the prior year with Adjusted EBITDA margin increasing by 2-3 percentage points over 2018 levels

________________________________
1 Refer to the accompanying financial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures.

Quarterly Conference Call
Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the third quarter 2019 financial results and its Business Outlook for the fourth quarter and full year 2019. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at www.yelp-ir.com. A replay of the webcast will be available at the same website.

About Yelp
Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos, and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.

Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.

Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, Yelp’s future performance, including expectations of double-digit (11-13%) revenue growth and significant margin expansion (specifically, adjusted EBITDA margin increasing by 2-3 percentage points) in the fourth quarter as compared to the fourth quarter of 2018 and Yelp’s confidence in its potential to achieve its long-term financial targets, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties. These statements include the statements regarding Yelp’s expected revenue growth, plans to drive long-term growth, expectation that its second quarter achievements and its continued focus on its 2019 initiatives will accelerate revenue growth in the second half of the year, and the success and timing of Baker’s transition from Yelp.
Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to, Yelp’s:

•	limited operating history in an evolving industry;

•	ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses;

•	ability to generate and maintain sufficient high-quality content from its users; and

•	ability to maintain and expand its base of advertisers, particularly as an increasing portion of advertisers have the ability to cancel their advertising campaigns at any time.

Investor Relations Contact
Kate Krieger
415-266-3513
ir@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$123,402	$332,764
Short-term marketable securities	258,414	423,096
Accounts receivable, net	101,441	87,305
Prepaid expenses and other current assets	16,042	17,104
Total current assets	499,299	860,269
Long-term marketable securities	34,964	—
Property, equipment and software, net	113,935	114,800
Operating lease right-of-use assets	207,852	—
Goodwill	103,459	105,620
Intangibles, net	10,778	13,359
Restricted cash	22,127	22,071
Other non-current assets	36,355	59,444
Total assets	$1,028,769	$1,175,563

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,139	$6,540
Accrued liabilities	71,739	54,522
Operating lease liabilities — current	57,013	—
Deferred revenue	4,222	3,843
Total current liabilities	136,113	64,905
Operating lease liabilities — long-term	186,056	—
Other long-term liabilities	4,036	35,140
Total liabilities	326,205	100,045

Stockholders' equity:
Common stock	—	—
Additional paid-in capital	1,220,048	1,139,462
Accumulated other comprehensive loss	(13,297)	(11,021)
Accumulated deficit	(504,187)	(52,923)
Total stockholders' equity	702,564	1,075,518
Total liabilities and stockholders' equity	$1,028,769	$1,175,563

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenue	$262,474	$241,096	$745,371	$699,033

Costs and expenses:
Cost of revenue (1)	16,514	14,177	45,754	43,618
Sales and marketing (1)	127,655	121,759	374,016	362,054
Product development (1)	56,661	53,764	169,302	158,046
General and administrative (1)	39,703	30,302	101,927	90,892
Depreciation and amortization	12,391	10,713	36,507	31,250
Total costs and expenses	252,924	230,715	727,506	685,860
Income from operations	9,550	10,381	17,865	13,173
Other income, net	3,063	3,921	11,645	9,950
Income before income taxes	12,613	14,302	29,510	23,123
(Provision for) benefit from income taxes	(2,552)	684	(5,781)	281
Net income attributable to common stockholders	$10,061	$14,986	$23,729	$23,404

Net income per share attributable to common stockholders
Basic	$0.14	$0.18	$0.31	$0.28
Diluted	$0.14	$0.17	$0.30	$0.26

Weighted-average shares used to compute net income per share attributable to common stockholders
Basic	70,773	84,008	75,975	83,865
Diluted	73,712	88,724	79,315	89,271

(1) Includes stock-based compensation expense as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cost of revenue	$1,054	$1,162	$3,415	$3,345
Sales and marketing	7,683	7,941	23,143	23,514
Product development	15,250	14,536	46,572	41,878
General and administrative	5,249	5,555	17,876	16,995
Total stock-based compensation	$29,236	$29,194	$91,006	$85,732

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Operating Activities
Net income attributable to common stockholders	$23,729	$23,404
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,507	31,250
Provision for doubtful accounts	15,259	19,285
Stock-based compensation	91,006	85,732
Noncash lease cost	31,379	—
Deferred income taxes	(673)	—
Other adjustments	(2,559)	(2,793)
Changes in operating assets and liabilities:
Accounts receivable	(29,395)	(24,956)
Prepaid expenses and other assets	(2,312)	(2,085)
Operating lease liabilities	(31,002)	—
Accounts payable, accrued liabilities and other liabilities	17,329	(13,722)
Net cash provided by operating activities	149,268	116,115

Investing Activities
Purchases of marketable securities	(396,648)	(572,788)
Maturities of marketable securities	530,597	460,800
Release of escrow deposit	28,750	—
Purchases of property, equipment and software	(29,950)	(33,937)
Other investing activities	383	64
Net cash provided by (used in) investing activities	133,132	(145,861)

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	15,813	21,835
Repurchases of common stock	(474,993)	(71,993)
Taxes paid related to the net share settlement of equity awards	(32,784)	(41,081)
Net cash used in financing activities	(491,964)	(91,239)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	258	197

Change in cash, cash equivalents and restricted cash	(209,306)	(120,788)
Cash, cash equivalents and restricted cash — Beginning of period	354,835	566,404
Cash, cash equivalents and restricted cash — End of period	$145,529	$445,616

Non-GAAP Financial Measures
This press release may include information relating to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."
We define EBITDA as net income, adjusted to exclude: provision for (benefit from) income taxes; other income, net; and depreciation and amortization.
We define Adjusted EBITDA as net income, adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items. For the third quarter of 2019, these other income and expense items consisted of fees related to shareholder activism. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.
EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve Yelp’s annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP").
EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. In particular, EBITDA and adjusted EBITDA should not be viewed as substitutes for, or superior to, net income prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

•	EBITDA and adjusted EBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;

•
adjusted EBITDA does not take into account any costs that management determines are not indicative of ongoing operating performance, such as restructuring and integration costs in 2017 and fees related to shareholder activism in 2019; and

•	other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces their usefulness as comparative measures.
Because of these limitations, you should consider EBITDA and adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results. The tables below present reconciliations of net income — the most directly comparable GAAP financial measure in each case — to EBITDA and adjusted EBITDA for each of the periods indicated.

The following is a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	$10,061	$14,986	$23,729	$23,404
Provision for (benefit from) income taxes	2,552	(684)	5,781	(281)
Other income, net	(3,063)	(3,921)	(11,645)	(9,950)
Depreciation and amortization	12,391	10,713	36,507	31,250
EBITDA	21,941	21,094	54,372	44,423
Stock-based compensation	29,236	29,194	91,006	85,732
Fees related to shareholder activism (1)	7,116	—	7,116	—
Adjusted EBITDA	$58,293	$50,288	$152,494	$130,155

Net revenue	$262,474	$241,096	$745,371	$699,033
Adjusted EBITDA margin	22%	21%	20%	19%
(1) Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations.